Exhibit 99.1

IONIQ Sciences Announces Acquisition of Intellectual Property and Buyout of License

Salt Lake City, UT, March 8, 2022 – ProLung, Inc. dba IONIQ Sciences, Inc. (“IONIQ” or the “Company”) announced today that it has acquired from OT Acceptance, LLC (“OT Acceptance”) certain intellectual property formerly licensed to the Company by OT Acceptance. With this acquisition, the Company now owns (rather than licenses) all of the intellectual property used by it with respect to early cancer detection.

Mr. Jared Bauer, IONIQ’s CEO, stated, “We are delighted to make a significant addition to our early cancer detection IP portfolio. Acquiring these patents that were originally licensed to IONIQ has the potential to save a substantial amount in future royalty payments and secures our rights to the underlying technology. Today we are yet again another step closer to modernizing early-stage cancer detection.”

Mr. William A. Fresh, President and CEO of OT Acceptance, shared, “My dream has always been to make a difference for those at-risk of cancer. I have steadfastly believed that developing this early cancer detection technology will alleviate the suffering from this horrible disease. I am confident that IONIQ can make my dream a reality.”

About IONIQ Sciences, Inc.

IONIQ Sciences, Inc. is developing an advanced multi-cancer screening technology for early detection that has the potential to expand the therapeutic window, dramatically improve survivability and reduce the cost of healthcare. IONIQ Sciences operates at the confluence of its Electrical Impedance Analytics (EIA) or bioimpedance technology and Artificial Intelligence (AI). IONIQ Science’s first product utilizing its proprietary analytic platform, the IONIQ ProLung Test™ for lung cancer, has been designated a Breakthrough Device by the U.S. FDA.

For further information about IONIQ Sciences, Inc., please contact:

Andy Robertson | 1-801-736-0729 | acr@IONIQsciences.com

IONIQ Sciences, Vice President of Business Development

IONIQ Sciences, Inc.

350 W. 800 N., Suite 214

Salt Lake City, Utah 84103

USA

www.IONIQsciences.com

Follow IONIQ Sciences, Inc. on Twitter, Facebook and LinkedIn: @IONIQSciences

IONIQ SCIENCES

350 West 800 North, Suite 214; Salt Lake City, Utah 84103 | +1.801.736.0729 | www.IONIQsciences.com